Exhibit 99.1

News Release For Release October 20, 2021 9:00 A.M. Contact: (803) 951- 2265 D. Shawn Jordan, EVP & Chief Financial Officer or Robin D. Brown, EVP & Chief Marketing Officer

First Community Corporation Announces Record Earnings, Third Quarter Results and Cash Dividend

Highlights for Third Quarter of 2021

•	Net income of $4.748 million, an increase of 79.0% year-over-year and 34.0% linked quarter.
•	Pre-tax pre-provision earnings of $6.115 million, up 41.8% year-over year and 32.0% linked quarter.
•	Diluted EPS of $0.63 per common share for the quarter and $1.53 year-to-date through September 30, 2021.
•	Total loans, excluding Paycheck Protection Program or PPP loans, increased during the third quarter by $41.3 million, an annualized growth rate of 19.9%.
•	Pure deposit growth, including customer cash management, during the third quarter of $44.7 million, an annualized growth rate of 14.6%.
•	Investment advisory line of business revenue of $1.040 million, an increase of 54.8% year-over-year and 8.7% linked quarter.
•	Net interest margin on a tax equivalent basis including PPP loans of 3.47%, excluding PPP loans 3.08%.
•	Strong credit quality metrics with non-performing assets (NPAs) ratio of 0.10%, past due ratio of 0.03% and net loan recovery excluding overdrafts of $354 thousand during the third quarter, with a year-to-date net recovery of $259 thousand.
•	Cash dividend of $0.12 per common share, which is the 79th consecutive quarter of cash dividends paid to common shareholders.

Lexington, SC – October 20, 2021 Today, First Community Corporation (Nasdaq: FCCO), the holding company for First Community Bank, reported net income for the third quarter of 2021 of $4.748 million as compared to $2.652 million in the third quarter of 2020, an increase of 79.0%. Diluted earnings per common share were $0.63 for the third quarter of 2021 as compared to $0.35 for the third quarter of 2020. On a linked quarter basis, net income increased 34.0% from $3.543 million in the second quarter of 2021 and diluted earnings per common share increased from $0.47. Pre-tax pre-provision earnings or PTPPE in the third quarter of 2021 were $6.115 million compared to third quarter of 2020 PTPPE of $4.312 million and second quarter 2021 PTPPE of $4.632 million, an increase of 41.8% and 32.0% respectively.

Year-to-date through September 30, 2021 net income was $11.546 million compared to $6.663 million during the first nine months of 2020. Diluted earnings per share for the first nine months of 2021 were $1.53, compared to $0.89 during the same time period in 2020. Year-to-date through September 30, 2021 PTPPE were $15.070 million compared to $11.618 million during the first nine months of 2020, an increase of 29.7%.

Cash Dividend and Capital

The Board of Directors approved a cash dividend for the third quarter of 2021. The company will pay a $0.12 per share dividend to holders of the company’s common stock. This dividend is payable November 16, 2021 to shareholders of record as of November 2, 2021. Mike Crapps, First Community President and CEO, commented, “Our entire board is pleased that our performance enables the company to continue its cash dividend for the 79th consecutive quarter.”

On April 12, 2021, the Company announced that its Board of Directors approved the repurchase of up to 375,000 shares of its common stock, which represents approximately 5% of the Company’s 7,540,332 shares outstanding as of September 30, 2021. Under the repurchase plan, the Company may repurchase shares from time to time. No share repurchases have been made under the plan as of September 30, 2021. Mr. Crapps noted, “This approved share repurchase plan provides us with some flexibility in managing capital going forward.”

Each of the regulatory capital ratios for the bank exceed the well capitalized minimum levels currently required by regulatory statute. At September 30, 2021, the bank’s regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) were 8.56%, 13.58%, and 14.74%, respectively. This compares to the same ratios as of September 30, 2020 of 8.95%, 12.96%, and 14.08%, respectively. As of September 30, 2021, the bank’s Common Equity Tier I ratio was 13.58% compared to 12.96% at September 30, 2020. Further, the company’s Tangible Common Equity to Tangible Assets ratio was 8.00% as of September 30, 2021 compared to 8.60% as of September 30, 2020.

Asset Quality / Allowance for Loan and Lease Losses

Asset quality metrics remained extremely strong as of September 30, 2021. The non-performing assets ratio for the third quarter was 0.10% of total assets and a total past due ratio of 0.03%. Net loan recoveries excluding overdrafts for the quarter were $354 thousand and the year-to-date through September 30, 2021 net recovery was $259 thousand. The ratio of classified loans plus OREO now stands at 6.5% of total bank regulatory risk-based capital as of September 30, 2021. The one large loan relationship previously discussed as negatively impacting these metrics was resolved during the quarter.

Balance Sheet

Total loans, excluding PPP loans, increased during the third quarter by $41.3 million which is an annualized growth rate of 19.9%. Non-PPP loan growth during the third quarter was the result of increased production and manageable levels of payoffs on a linked quarter basis. Commercial loan production was $70.5 million during the third quarter of 2021 compared to $61.1 million in the second quarter of 2021 and $46.1 million in the third quarter of 2020.

As of September 30, 2021, the bank had remaining $9.1 million in PPP loans and an additional $1.8 million in a related credit facility on the balance sheet. Mr. Crapps noted, “As a community bank committed to the success of local businesses, we were pleased to be able to support our customers with access to the PPP funding. We are now working with our customers through the SBA forgiveness process with $38.1 million forgiven in the third quarter of this year. By year end, we expect the remaining PPP loan portfolio on our balance sheet to be immaterial.”

Total deposits were $1.334 billion at September 30, 2021 compared to $1.290 billion at June 30, 2021. Pure deposits, which are defined as total deposits less certificates of deposits, increased $45.4 million or 3.9% to $1.208 billion at September 30, 2021 from $1.162 billion at June 30, 2021. Securities sold under agreements to repurchase, which are related to customer cash management accounts or business sweep accounts, were $59.8 million at September 30, 2021, down slightly from $60.5 million at June 30, 2021. Costs of deposits decreased on a linked quarter basis to 0.12% in the third quarter of 2021 from 0.14% in the second quarter of the year. Cost of funds also decreased on a linked quarter basis to 0.15% in the third quarter of 2021 from 0.17% in the second quarter of the year. Mr. Crapps commented, “A strength of our bank has been and continues to be our low-cost deposit base. During 2021, we have continued to grow pure deposits while at the same time working to reduce our cost of deposits.”

Revenue

Net Interest Income/Net Interest Margin

Net interest income increased $1.364 million or 12.3% to $12.456 million for the third quarter of 2021 compared to second quarter net interest income of $11.092 million. Year-over-year, net interest income increased $2.280 million or 22.4% from $10.176 million in the third quarter of 2020. Third quarter net interest margin, on a tax equivalent basis, was 3.47% compared to net interest margin of 3.20% in the second quarter. Third quarter net interest margin, excluding PPP loans, on a tax equivalent basis, was 3.08% compared to 3.11% in the second quarter. During the third quarter of 2021, the bank benefitted from $1.561 million in accretion of net deferred PPP loan fees due to the previously referenced reduction in PPP loans. Additionally, primarily due to the resolution of the previously mentioned loan relationship, the bank collected interest income of approximately $140 thousand this quarter.

Non-Interest Income

Total non-interest income increased 13.7% on a linked quarter basis, to $3.564 million in the third quarter of 2021 from $3.418 million in the second quarter. In the third quarter, the bank benefitted from other non-recurring non-interest income of $47 thousand from the collection of a summary judgment related to a loan charged off at a bank, which the company subsequently acquired. Year-over-year, non-interest income, adjusted for securities gains and losses and other non-recurring income, increased 2.2% from $3.440 million in the third quarter of 2020.

Revenues in the mortgage line of business were basically flat on a linked quarter basis at $1.147 million in the third quarter compared to $1.143 million in the second quarter of the year and down 18.2% year-over-year. Mortgage loan production decreased 4.5 % on a linked quarter and 43.3% year-over-year largely due to a large decrease in the number of refinance loans. Improvements in the gain-on-sale margin helped offset the lower production volume.

Revenue in the investment advisory line of business increased 54.8% year-over-year and 8.7% on a linked quarter with $1.040 million in the third quarter of 2021 compared to $672 thousand in the third quarter of 2020 and $957 thousand in the second quarter of 2021. Assets under management (AUM), were $588.6 million at September 30, 2021 up from $577.5 million at June 30, 2021 and $501.0 million at December 31, 2020. Mr. Crapps commented, “Our strategy of multiple revenue streams continues to serve us well as we focus our efforts to accelerate growth in these lines of business. We are pleased with the activity and momentum in each of our business units.”

Non-Interest Expense

Non-interest expense was $9.905 million in the third quarter of 2021, up just $27 thousand over the second quarter of 2021. As expected, Other expense, which was higher in the second quarter of the year due to some non-recurring expenses including legal fees associated with a loan relationship, was down $299 thousand on a linked quarter basis. During the third quarter, the bank received reimbursement of $153 thousand of these legal fees paid in the second quarter due to the resolution of the loan relationship. Salaries and benefits expense increased $446 thousand on a linked quarter basis, with nearly all of the increase attributable to two items, increased incentive plan accruals related to higher performance and results year-to-date and a lower credit for deferred loan costs in the third quarter. Marketing and public relations expense decreased $173 thousand due to a lighter media schedule during the summer months. FDIC insurance expense increased $43 thousand due to a higher assessment base and a higher assessment rate related to a decrease in the bank’s leverage ratio due to an increase in assets.

About First Community Corporation

First Community Corporation stock trades on the NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the Midlands of South Carolina. First Community Bank is a full-service commercial bank offering deposit and loan products and series, residential mortgage lending and financial planning/investment advisory services for businesses and consumers. First Community serves customers in the Midlands, Aiken, and Greenville, South Carolina markets as well as Augusta, Georgia. For more information, visit www.firstcommunitysc.com.

FORWARD-LOOKING STATEMENTS

This news release and certain statements by our management may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, goals, projections and expectations, and are thus prospective. Forward looking statements can be identified by words such as “anticipate”, “expects”, “intends”, “believes”, “may”, “likely”, “will” or other statements that indicate future periods. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors, include, among others, the following: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected including, but not limited to, due to the negative impacts and disruptions resulting from the outbreak of the novel coronavirus, or COVID-19, on the economies and communities we serve, which has had and may continue to have an adverse impact on our business, operations, and performance, and could continue to have a negative impact on our credit portfolio, share price, borrowers, and on the economy as a whole both domestically and globally; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental, or legislative action, (5) adverse conditions in the stock market, the public debt markets and other capital markets (including changes in interest rate conditions) could have a negative impact on the company; (6) technology and cybersecurity risks, including potential business disruptions, reputational risks, and financial losses, associated with potential attacks on or failures by our computer systems and computer systems of our vendors and other third parties; and (7) risks, uncertainties and other factors disclosed in our most recent Annual Report on Form 10-K filed with the SEC, or in any of our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC since the end of the fiscal year covered by our most recently filed Annual Report on Form 10-K, which are available at the SEC’s Internet site (http://www.sec.gov).

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. We can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

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FIRST COMMUNITY CORPORATION
BALANCE SHEET DATA
(Dollars in thousands, except per share data)
	As of
	September 30,	June 30,	December 31,	September 30,
	2021	2021	2020	2020

Total Assets	$1,560,326	$1,514,973	$1,395,382	$1,381,804
Other Short-term Investments and CD’s1	55,259	52,316	46,062	106,231
Investment Securities	515,260	470,669	361,919	295,525
Loans Held for Sale	6,213	11,416	45,020	37,587
Loans
Paycheck Protection Program (PPP) Loans	9,109	47,229	42,242	49,799
Non-PPP Loans	872,411	831,089	801,915	794,661
Total Loans	881,520	878,318	844,157	844,460
Allowance for Loan Losses	11,025	10,638	10,389	10,113
Goodwill	14,637	14,637	14,637	14,637
Other Intangibles	959	1,011	1,120	1,188
Total Deposits	1,333,568	1,289,883	1,189,413	1,173,551
Securities Sold Under Agreements to Repurchase	59,821	60,487	40,914	47,142
Federal Home Loan Bank Advances	—	—	—	—
Junior Subordinated Debt	14,964	14,964	14,964	14,964
Shareholders’ Equity	139,113	137,927	136,337	133,244

Book Value Per Common Share	$18.44	$18.29	$18.18	$17.78
Tangible Book Value Per Common Share	$16.37	$16.22	$16.08	$15.67
Equity to Assets	8.92%	9.10%	9.77%	9.64%
Tangible Common Equity to Tangible Assets	8.00%	8.16%	8.74%	8.60%
Loan to Deposit Ratio (Includes Loans Held for Sale)	66.57%	68.98%	74.76%	75.16%
Loan to Deposit Ratio (Excludes Loans Held for Sale)	66.10%	68.09%	70.97%	71.96%
Allowance for Loan Losses/Loans	1.25%	1.21%	1.23%	1.20%

Regulatory Capital Ratios (Bank):
Leverage Ratio	8.56%	8.48%	8.84%	8.95%
Tier 1 Capital Ratio	13.58%	13.52%	12.83%	12.96%
Total Capital Ratio	14.74%	14.66%	13.94%	14.08%
Common Equity Tier 1 Capital Ratio	13.58%	13.52%	12.83%	12.96%
Tier 1 Regulatory Capital	$129,741	$125,732	$120,385	$117,700
Total Regulatory Capital	$140,766	$136,370	$130,774	$127,813
Common Equity Tier 1 Capital	$129,741	$125,732	$120,385	$117,700

1 Includes federal funds sold, securities sold under agreement to resell and interest-bearing deposits

Average Balances:	Three months ended			Nine months ended
	September 30,			September 30,
	2021	2020		2021	2020

Average Total Assets	$1,542,820	$1,345,109		$1,495,657	$1,263,865
Average Loans (Includes Loans Held for Sale)	893,888	868,096		891,987	815,724
Average Earning Assets	1,440,961	1,248,607		1,395,123	1,165,980
Average Deposits	1,312,565	1,136,977		1,268,965	1,055,778
Average Other Borrowings	77,840	63,312		77,179	67,504
Average Shareholders’ Equity	140,404	131,737		137,087	127,388

Asset Quality:	As of
	September 30,	June 30,	March 30,	December 31,	September 30,
	2021	2021	2021	2020	2020
Loan Risk Rating by Category (End of Period)
Special Mention	$2,851	$3,085	$3,507	$7,757	$4,977
Substandard	7,992	11,707	12,136	7,810	5,082
Doubtful	—	—	—	—	—
Pass	870,677	863,526	853,423	828,590	834,401
	$881,520	$878,318	$869,066	$844,157	$844,460
Nonperforming Assets
Non-accrual Loans	$359	$3,986	$4,521	$4,562	$1,656
Other Real Estate Owned and Repossessed Assets	1,165	1,182	1,076	1,201	1,313
Accruing Loans Past Due 90 Days or More	—	4,165	—	1,260	34
Total Nonperforming Assets	$1,524	$9,333	$5,597	$7,023	$3,003
Accruing Trouble Debt Restructurings	$1,474	$1,510	$1,515	$1,552	$1,568

	Three months ended			Nine months ended
	September 30,			September 30,
	2021	2020		2021	2020
Loans Charged-off	$—	$8		$127	$24
Overdrafts Charged-off	20	17		39	49
Loan Recoveries	(354)	(126)		(386)	(146)
Overdraft Recoveries	(4)	(14)		(23)	(26)
Net Charge-offs (Recoveries)	$(338)	$(115)		$(243)	$(99)
Net Charge-offs to Average Loans[2]	-0.15%	-0.05%		-0.04%	-0.02%

2 Annualized

FIRST COMMUNITY CORPORATION
INCOME STATEMENT DATA
(Dollars in thousands, except per share data)

	Three months ended		Three months ended		Three months ended		Nine months ended
	September 30,		June 30,		March 31,		September 30,
	2021	2020	2021	2020	2021	2020	2021	2020

Interest income	$12,982	$10,976	$11,664	$10,666	$11,218	$10,710	$35,864	$32,352
Interest expense	526	800	572	923	651	1,293	1,749	3,016
Net interest income	12,456	10,176	11,092	9,743	10,567	9,417	34,115	29,336
Provision for loan losses	49	1,062	168	1,250	177	1,075	394	3,387
Net interest income after provision	12,407	9,114	10,924	8,493	10,390	8,342	33,721	25,949
Non-interest income
Deposit service charges	257	242	212	210	246	399	715	851
Mortgage banking income	1,147	1,403	1,143	1,572	990	982	3,280	3,957
Investment advisory fees and non-deposit commissions	1,040	672	957	671	877	634	2,874	1,977
Gain (loss) on sale of securities	—	99	—	—	—	—	—	99
Gain (loss) on sale of other assets	13	141	—	—	77	6	90	147
Non-recurring BOLI income	—	311	—	—	—	—	—	311
Other non-recurring income	47	—	—	—	100		147
Other	1,060	982	1,106	934	1,006	907	3,172	2,823
Total non-interest income	3,564	3,850	3,418	3,387	3,296	2,928	10,278	10,165
Non-interest expense
Salaries and employee benefits	6,394	6,087	5,948	5,840	5,964	5,653	18,306	17,580
Occupancy	743	736	734	679	730	643	2,207	2,058
Equipment	336	318	338	298	275	318	949	934
Marketing and public relations	140	342	313	247	396	354	849	943
FDIC assessment	189	137	146	88	169	42	504	267
Other real estate expenses	58	79	55	40	29	35	142	154
Amortization of intangibles	52	95	52	95	57	105	161	295
Other	1,993	1,920	2,292	1,844	1,920	1,888	6,205	5,652
Total non-interest expense	9,905	9,714	9,878	9,131	9,540	9,038	29,323	27,883
Income before taxes	6,066	3,250	4,464	2,749	4,146	2,232	14,676	8,231
Income tax expense	1,318	598	921	532	891	438	3,130	1,568
Net income	$4,748	$2,652	$3,543	$2,217	$3,255	$1,794	$11,546	$6,663

Per share data
Net income, basic	$0.63	$0.36	$0.47	$0.30	$0.44	$0.24	$1.54	$0.90
Net income, diluted	$0.63	$0.35	$0.47	$0.30	$0.43	$0.24	$1.53	$0.89

Average number of shares outstanding - basic	7,498,832	7,457,750	7,485,625	7,435,933	7,475,522	7,427,257	7,486,746	7,440,376
Average number of shares outstanding - diluted	7,555,998	7,481,568	7,537,179	7,465,212	7,522,568	7,472,956	7,540,332	7,474,906
Shares outstanding period end	7,544,374	7,492,908	7,539,587	7,486,151	7,524,944	7,462,247	7,544,374	7,492,908

Return on average assets	1.22%	0.78%	0.94%	0.70%	0.92%	0.61%	1.03%	0.70%
Return on average common equity	13.42%	8.01%	10.51%	7.03%	9.74%	5.84%	11.26%	6.99%
Return on average common tangible equity	15.10%	9.11%	11.89%	8.04%	11.01%	6.72%	12.71%	7.99%
Net interest margin (non taxable equivalent)	3.43%	3.24%	3.17%	3.35%	3.20%	3.52%	3.27%	3.36%
Net interest margin (taxable equivalent)	3.47%	3.28%	3.20%	3.38%	3.23%	3.55%	3.30%	3.39%
Efficiency ratio[1]	61.56%	71.53%	67.50%	69.00%	69.16%	72.79%	65.87%	71.07%

1 Calculated by dividing non-interest expense by net interest income on tax equivalent basis and non interest income, excluding gain on sale of securities, gain on sale of other assets, non-recurring BOLI income, and other non-recurring income.

FIRST COMMUNITY CORPORATION
Yields on Average Earning Assets and
Rates on Average Interest-Bearing Liabilities

	Three months ended September 30, 2021			Three months ended September 30, 2020
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans
PPP loans	$31,936	$1,646	20.45%	$49,203	$360	2.91%
Non-PPP loans	861,952	9,310	4.29%	818,893	9,048	4.40%
Total loans	893,888	10,956	4.86%	868,096	9,408	4.31%
Securities	488,526	1,995	1.62%	299,858	1,525	2.02%
Other short-term investments and CD’s	58,547	31	0.21%	80,653	43	0.21%
Total earning assets	1,440,961	12,982	3.57%	1,248,607	10,976	3.50%
Cash and due from banks	24,903			15,568
Premises and equipment	33,747			34,721
Goodwill and other intangibles	15,621			15,872
Other assets	38,376			39,751
Allowance for loan losses	(10,788)			(9,410)
Total assets	$1,542,820			$1,345,109

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$306,108	$43	0.06%	$256,990	$57	0.09%
Money market accounts	278,958	109	0.16%	228,502	146	0.25%
Savings deposits	139,540	20	0.06%	117,818	18	0.06%
Time deposits	157,485	231	0.58%	166,070	438	1.05%
Other borrowings	77,840	123	0.63%	63,312	141	0.89%
Total interest-bearing liabilities	959,931	526	0.22%	832,692	800	0.38%
Demand deposits	430,474			367,597
Other liabilities	12,011			13,083
Shareholders’ equity	140,404			131,737
Total liabilities and shareholders’ equity	$1,542,820			$1,345,109

Cost of deposits, including demand deposits			0.12%			0.23%
Cost of funds, including demand deposits			0.15%			0.27%
Net interest spread			3.35%			3.12%
Net interest income/margin - excluding PPP loans		$10,810	3.04%		$9,816	3.26%
Net interest income/margin - including PPP loans		$12,456	3.43%		$10,176	3.24%
Net interest income/margin (tax equivalent) - excl. PPP loans		$10,939	3.08%		$9,922	3.29%
Net interest income/margin (tax equivalent) - incl. PPP loans		$12,585	3.47%		$10,282	3.28%

FIRST COMMUNITY CORPORATION
Yields on Average Earning Assets and
Rates on Average Interest-Bearing Liabilities

	Nine months ended September 30, 2021			Nine months ended September 30, 2020
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans
PPP loans	$47,605	$3,086	8.67%	$27,088	$577	2.85%
Non-PPP loans	844,382	27,061	4.28%	788,636	26,677	4.52%
Total loans	891,987	30,147	4.52%	815,724	27,254	4.46%
Securities	431,332	5,623	1.74%	293,724	4,862	2.21%
Other short-term investments and CD’s	71,804	94	0.18%	56,532	236	0.56%
Total earning assets	1,395,123	35,864	3.44%	1,165,980	32,352	3.71%
Cash and due from banks	22,844			15,142
Premises and equipment	34,065			34,853
Goodwill and other intangibles	15,673			15,967
Other assets	38,581			39,975
Allowance for loan losses	(10,629)			(8,052)
Total assets	$1,495,657			$1,263,865

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$296,430	152	0.07%	$235,346	220	0.12%
Money market accounts	267,143	359	0.18%	210,212	674	0.43%
Savings deposits	132,700	58	0.06%	110,095	65	0.08%
Time deposits	158,969	801	0.67%	167,150	1,456	1.16%
Other borrowings	77,179	379	0.66%	67,504	601	1.19%
Total interest-bearing liabilities	932,421	1,749	0.25%	790,307	3,016	0.51%
Demand deposits	413,723			332,975
Other liabilities	12,426			13,195
Shareholders’ equity	137,087			127,388
Total liabilities and shareholders’ equity	$1,495,657			$1,263,865

Cost of deposits, including demand deposits			0.14%			0.31%
Cost of funds, including demand deposits			0.17%			0.36%
Net interest spread			3.19%			3.20%
Net interest income/margin - excluding PPP loans		$31,029	3.08%		$28,759	3.37%
Net interest income/margin - including PPP loans		34,115	3.27%		29,336	3.36%
Net interest income/margin (tax equivalent) - excl. PPP loans		$31,389	3.11%		$29,046	3.41%
Net interest income/margin (tax equivalent) - incl. PPP loans		$34,475	3.30%		$29,623	3.39%

The tables below provide a reconciliation of non-GAAP measures to GAAP for the periods indicated:

	September 30,	June 30,	December 31,	September 30,
Tangible book value per common share	2021	2021	2020	2020
Tangible common equity per common share (non-GAAP)	$16.37	$16.22	$16.08	$15.67
Effect to adjust for intangible assets	2.07	2.07	2.10	2.11
Book value per common share (GAAP)	$18.44	$18.29	$18.18	$17.78
Tangible common shareholders’ equity to tangible assets
Tangible common equity to tangible assets (non-GAAP)	8.00%	8.16%	8.74%	8.60%
Effect to adjust for intangible assets	0.92%	0.94%	1.03%	1.04%
Common equity to assets (GAAP)	8.92%	9.10%	9.77%	9.64%

Return on average tangible common equity	Three months ended September 30,		Three months ended June 30,		Three months ended March 31,		Nine months ended September 30,
	2021	2020	2021	2020	2021	2020	2021	2020
Return on average tangible common equity (non-GAAP)	15.10%	9.11%	11.89%	8.04%	11.01%	6.72%	12.71%	7.99%
Effect to adjust for intangible assets	(1.68)%	(1.10)%	(1.38)%	(1.01)%	(1.27)%	(0.88)%	(1.45)%	(1.00)%
Return on average common equity (GAAP)	13.42%	8.01%	10.51%	7.03%	9.74%	5.84%	11.26%	6.99%

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,
Pre-tax, pre-provision earnings	2021	2021	2020	2021	2020
Pre-tax, pre-provision earnings (non-GAAP)	$6,115	$4,632	$4,312	$15,070	$11,618
Effect to adjust for pre-tax, pre-provision earnings	(1,367)	(1,089)	(1,660)	(3,524)	(4,955)
Net Income (GAAP)	$4,748	$3,543	$2,652	$11,546	$6,663

	Three months ended		Nine months ended
	September 30,		September 30,
Net interest margin excluding PPP Loans	2021	2020	2021	2020
Net interest margin excluding PPP loans (non-GAAP)	3.04%	3.26%	3.08%	3.37%
Effect to adjust for PPP loans	0.39	(0.02)	0.19	(0.01)
Net interest margin (GAAP)	3.43%	3.24%	3.27%	3.36%

	Three months ended		Nine months ended
	September 30,		September 30,
Net interest margin on a tax-equivalent basis excluding PPP Loans	2021	2020	2021	2020
Net interest margin on a tax-equivalent basis excluding PPP loans (non-GAAP)	3.08%	3.29%	3.11%	3.41%
Effect to adjust for PPP loans	0.39	(0.01)	0.19	(0.02)
Net interest margin on a tax equivalent basis (GAAP)	3.47%	3.28%	3.30%	3.39%

	September 30,	June 30,	Growth	Annualized Growth
Loans and loan growth	2021	2021	Dollars	Rate
Non-PPP Loans and Related Credit Facilities (non-GAAP)	$870,608	829,086	41,522	19.9%
PPP Related Credit Facilities	1,803	2,003	(200)	(39.6)%
Non-PPP Loans (non-GAAP)	$872,411	$831,089	$41,322	19.7%
PPP Loans	9,109	47,229	(38,120)	(320.2)%
Total Loans (GAAP)	$881,520	$878,318	$3,202	1.4%

	September 30,	December 31,	Growth	Annualized Growth
Loans and loan growth	2021	2020	Dollars	Rate
Non-PPP Loans and Related Credit Facilities (non-GAAP)	$870,608	796,727	73,881	12.4%
PPP Related Credit Facilities	1,803	5,188	(3,385)	(87.2)%
Non-PPP Loans (non-GAAP)	$872,411	$801,915	$70,496	11.8%
PPP Loans	9,109	42,242	(33,133)	(104.9)%
Total Loans (GAAP)	$881,520	$844,157	$37,363	5.9%

Certain financial information presented above is determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures include “Tangible book value per common share,” “Tangible common shareholders’ equity to tangible assets,” “Return on average tangible common equity,” “Pre-tax, pre-provision earnings,” “Net interest margin excluding PPP Loans,” “Net interest margin on a tax-equivalent basis excluding PPP Loans,” “Non-PPP Loans and Related Credit Facilities,” and “Non-PPP Loans.”

•	“Tangible book value per common share” is defined as total equity reduced by recorded intangible assets divided by total common shares outstanding.
•	“Tangible common shareholders’ equity to tangible assets” is defined as total common equity reduced by recorded intangible assets divided by total assets reduced by recorded intangible assets.
•	“Return on average tangible common equity” is defined as net income on an annualized basis divided by average total equity reduced by average recorded intangible assets.
•	“Pre-tax, pre-provision earnings” is defined as net interest income plus non-interest income, reduced by non-interest expense.
•	“Net interest margin excluding PPP Loans” is defined as annualized net interest income less annualized interest income on PPP Loans divided by average earning assets less the average balance of PPP Loans.
•	“Net interest margin on a tax-equivalent basis excluding PPP Loans” is defined as annualized net interest income on a tax-equivalent basis less annualized interest income on PPP Loans divided by average earning assets less the average balance of PPP Loans.
•	“Non-PPP Loans and Related Credit Facilities” is defined as Total Loans less PPP Related Credit Facilities and PPP Loans.
•	“Non-PPP Loans” is defined as Total Loans less PPP Loans.
•	“Non-PPP Loans and Related Credit Facilities Growth - Dollars” is calculated by taking the difference between two time periods compared for Total Loans less PPP Loans and PPP Related Credit Facilities. “Non-PPP Loans and Related Credit Facilities – Annualized Growth Rate” is calculated by (i) dividing “Non-PPP Loans and Related Credit Facilities Loan Growth - Dollars” by the number of days between the two time periods compared (ii) times the number of days in the year (iii) divided by the prior time period Non-PPP Loans and Related Credit Facilities balance.
•	“Non-PPP Loans Growth - Dollars” is calculated by taking the difference between two time periods compared for Total Loans less PPP Loans. “Non-PPP Loans – Annualized Growth Rate” is calculated by (i) dividing “Non-PPP Loans Loan Growth - Dollars” by the number of days between the two time periods compared (ii) times the number of days in the year (iii) divided by the prior time period Non-PPP Loans balance.

Our management believes that these non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare our operating results from period-to-period in a meaningful manner. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results as reported under GAAP.